Exhibit 99.1

IMS Health Reports 2008 Fourth-Quarter and Full-Year Results

Delivers Strong Earnings Per Share Growth, Exceptional Cash Flow Performance

NORWALK, Conn.--(BUSINESS WIRE)--February 5, 2009--IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced fourth-quarter 2008 net income of $98.5 million and diluted earnings per share of $0.54, compared with net income of $18.0 million and EPS of $0.09 in the fourth quarter of 2007. After adjusting for a 2007 restructuring charge and certain other items, net income on a non-GAAP basis for the fourth quarter of 2008 rose 9 percent and EPS on a non-GAAP basis was up 16 percent year over year (See below and Note c to the financial tables). Total revenue for the fourth quarter of 2008 was $580.9 million, a 4 percent decrease or flat constant dollar from the fourth quarter of 2007.

For full-year 2008, net income was $311.3 million and EPS was $1.70, up 33 percent and 44 percent, respectively. After adjusting for certain items, net income on a non-GAAP basis grew 2 percent and EPS on a non-GAAP basis rose 11 percent for the year (See below and Note c to the financial tables). Revenue for the 2008 full year was $2,329.5 million, up 6 percent or 3 percent constant dollar from 2007.

“IMS delivered exceptional cash flow and double-digit earnings per share growth in 2008, reflecting the strength of our financial position and soundness of our strategy,” said David R. Carlucci, IMS chairman and chief executive officer. “We have positioned IMS to perform well in a slower growth environment and taken the right steps to align for new opportunities, tightly manage our costs, and maintain a solid balance sheet. As the industry leader, we are becoming an even stronger, more vital partner to clients – right at the center of helping them adapt to today’s market realities.”

The company also announced its financial guidance for the 2009 full year. Constant-dollar revenue growth is expected to be flat to 3 percent this year, and diluted earnings per share is expected to be in the $1.70 – $1.77 range.

Operating income in the fourth quarter of 2008 was $126.6 million, compared with $47.0 million in the year-earlier quarter. When adjusted for non-cash asset write-downs in 2008, operating income on a non-GAAP basis for the 2008 fourth quarter was $136.0 million compared with $135.7 million in the year-earlier quarter after adjusting for the 2007 restructuring charge (See Note c to the financial tables).

Fourth-quarter 2008 diluted earnings per share was $0.54 on a GAAP basis, compared with $0.09 in the prior-year quarter. When adjusted for certain items, earnings per share on a non-GAAP basis for this year’s fourth quarter grew $0.07 year over year, to $0.50 (See Note c to the financial tables).

Net income on a GAAP basis was $98.5 million, compared with $18.0 million in the year-earlier quarter. When adjusted for certain items, net income on a non-GAAP basis for the 2008 fourth quarter was $90.6 million, compared with $83.4 million in the fourth quarter of 2007 (See Note c to the financial tables).

Full-Year Results

For the 2008 full year, revenues were $2,329.5 million, up 6 percent or 3 percent constant dollar, compared with revenue of $2,192.6 million in 2007. Operating income for 2008 was $498.3 million, compared with $393.3 million in the year-earlier period, up 27 percent and 18 percent constant dollar. After adjusting for a 2008 charge related to the company’s Government Solutions subsidiary and 2008 non-cash asset write-downs, operating income on a non-GAAP basis for the 2008 full year was $511.5 million, up 6 percent or flat on a constant-dollar basis compared with operating income on a non-GAAP basis of $482.0 million in 2007, which reflects an adjustment for the 2007 restructuring charge (See Note c to the financial tables).

For the 2008 full year, diluted earnings per share on a GAAP basis was $1.70, compared with $1.18 a year earlier. After adjusting for certain items, earnings per share for 2008 on a non-GAAP basis was $1.70, $0.17 above diluted earnings per share on a non-GAAP basis of $1.53 in 2007 (See Note c to the financial tables).

Net income on a GAAP basis was $311.3 million, compared with $234.0 million in 2007. When adjusted for certain items, net income for 2008 on a non-GAAP basis was $311.7 million, compared with $304.3 million in the year-earlier period (See Note c to the financial tables).

Preliminary net cash provided by operating activities on a GAAP basis for 2008 was $420.7 million. 2008 preliminary free cash flow on a non-GAAP basis was $317.5 million (See Note d to the financial tables).

Balance Sheet Highlights

IMS’s cash and cash equivalents as of December 31, 2008 totaled $215.7 million, compared with $218.2 million on December 31, 2007. Total debt as of December 31, 2008 was $1,404.2 million, up from $1,203.2 million at the end of 2007, primarily due to the impact of exchange rates on foreign debt.

Share Repurchase Program, Shares Outstanding

During the fourth quarter, approximately 440,000 shares were repurchased at a total cost of $7.6 million. Shares repurchased in 2008 totaled 10.5 million shares at a cost of $238.0 million. The impact of the share repurchase program was an EPS benefit of $0.06 per share in 2008 compared to $0.01 per share in 2007.

The number of shares outstanding as of December 31, 2008 was approximately 181.5 million, compared with 191.2 million as of December 31, 2007.

About IMS

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.3 billion in 2008 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including product and portfolio management capabilities; commercial effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve productivity and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

Conference Call and Webcast Details

IMS will host a conference call at 8:00 a.m. ET today to discuss its fourth-quarter and full-year results. To participate, please dial 1 (800) 732-5617 (U.S. and Canada) or 1 (212) 231-2902 (outside the U.S. and Canada) approximately 15 minutes before the scheduled start of the call. The conference call also will be accessible live on the Investor Relations section of the IMS Website at www.imshealth.com. Prior to the conference call, a copy of this press release and any other financial or statistical information presented during the call will be made available in the “Investors” area of IMS’s Website.

A replay of the conference call will be available online on the “Investors” section of the IMS Website and via telephone by dialing 1 (800) 633-8284 (U.S. and Canada) or 1 (402) 977-9140 (outside the U.S. and Canada), and entering access code 21411858 beginning at 10:30 a.m. ET today.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) regulatory, legislative and enforcement initiatives, particularly in the areas of data access and utilization and tax, (ii) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (iii) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, (iv) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (v) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate. Additional information on factors that may affect the business and financial results of the company can be found in the filings of the company made from time to time with the Securities and Exchange Commission.

IMS Health undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1 IMS Health GAAP Income Statement Three Months Ended December 31 (unaudited, in millions except per share)

	2008 GAAP	2007 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a) (b)
Sales Force Effectiveness	$262.2	$272.5	(4)%	0
Portfolio Optimization	160.1	169.5	(6)	(1)
Launch, Brand and Other	158.6	163.9	(3)	3
Total	580.9	605.9	(4)	0

Revenue Detail:
Information & Analytics (“I&A”) Revenue	431.5	452.3	(5)	0
Consulting & Services (“C&S”) Revenue	149.5	153.7	(3)	2
Total Revenue	580.9	605.9	(4)	0

Operating Expenses (b)
Operating Costs of I&A	(180.0)	(187.7)	4
Direct and Incremental Costs of C&S	(72.4)	(74.2)	2
Selling and Administrative	(157.8)	(175.5)	10
External-use Software Amortization	(11.7)	(12.8)	9
Depreciation and Other Amortization	(23.0)	(20.1)	(14)
Severance, impairment, and other charges	(9.4)	(88.7)	89
Total	(454.4)	(559.0)	19

Operating Income (a)	126.6	47.0	169%	161

Interest expense, net	(7.8)	(7.3)	(6)
Other Income (Expense), net	(15.5)	(3.9)	NM
Pretax Income	103.2	35.8	189

Provision for Income Taxes	(4.8)	(17.8)	73
Net Income (c)	98.5	18.0	NM

Diluted EPS:
Total Diluted EPS	$0.54	$0.09	NM

Shares Outstanding:
Weighted Average Diluted	182.2	194.5
End-of-Period Actual	181.5	191.2
Weighted Average Basic	181.7	192.4

The accompanying notes are an integral part of these financial tables.

Table 2 IMS Health GAAP Income Statement Twelve Months Ended December 31 (unaudited, in millions except per share)

	2008 GAAP	2007 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a) (b)
Sales Force Effectiveness	$1,057.1	$1,004.4	5%	2
Portfolio Optimization	653.6	634.6	3	0
Launch, Brand and Other	618.9	553.7	12	9
Total	2,329.5	2,192.6	6	3

Revenue Detail:
Information & Analytics (“I&A”) Revenue	1,786.7	1,700.2	5	2
Consulting & Services (“C&S”) Revenue	542.8	492.3	10	8
Total Revenue	2,329.5	2,192.6	6	3

Operating Expenses (b)
Operating Costs of I&A	(756.6)	(713.2)	(6)
Direct and Incremental Costs of C&S	(275.5)	(244.3)	(13)
Selling and Administrative	(650.3)	(626.9)	(4)
External-use Software Amortization	(49.7)	(48.6)	(2)
Depreciation and Other Amortization	(89.6)	(77.6)	(15)
Severance, impairment, and other charges	(9.4)	(88.7)	89
Total	(1,831.2)	(1,799.3)	(2)

Operating Income (a)	498.3	393.3	27%	18

Interest expense, net	(34.5)	(29.7)	(16)
Gains (losses) from investments, net	0.4	2.3	(84)
Other Income (Expense), net	(49.1)	(16.3)	(202)
Pretax Income	415.1	349.6	19

Provision for Income Taxes	(103.8)	(115.6)	10
Net Income (c)	311.3	234.0	33

Diluted EPS:
Total Diluted EPS	$1.70	$1.18	44

Shares Outstanding:
Weighted Average Diluted	183.6	198.7
End-of-Period Actual	181.5	191.2
Weighted Average Basic	182.8	195.1

The accompanying notes are an integral part of these financial tables.

Table 3 IMS Health Selected Consolidated Balance Sheet Items (unaudited, in millions)

	Dec. 31, 2008	Dec. 31, 2007

Cash and cash equivalents	$215.7	$218.2

Accounts receivable, net	382.8	415.9

Total long-term debt	1,404.2	1,203.2

The accompanying notes are an integral part of these financial tables.

Table 4 IMS Health Preliminary GAAP Cash Flows from Operating Activities Twelve Months Ended December 31 (unaudited, in millions)

2008 GAAP

Net Income	$311.3
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation & Amortization	139.4
Bad Debt Expense	2.3
Deferred Income Taxes	(11.9)
Gain on Sale of Assets, net	(4.4)
Minority Interests in Net Income of Consolidated Companies	7.7
Non-Cash Stock-Based Compensation Charges	28.0
Net Tax Expense on Stock-Based Compensation	(0.5)
Excess Tax Benefits from Stock-Based Compensation	(0.1)
Non-Cash Severance, Impairment & Other Charges	9.4
Change in Assets and Liabilities, Excluding Effects from Acquisitions and Dispositions:
Net Decrease in Accounts Receivable	31.9
Net Increase in Work-In-Process Inventory	(1.7)
Net Increase in Prepaid Expenses & Other Current Assets	(0.2)
Net Increase in Accounts Payable	1.6
Net Decrease in Accrued & Other Current Liabilities	(12.6)
Net Decrease in Accrued Severance, Impairment & Other	(51.1)
Net Decrease in Deferred Revenues	(27.7)
Net Decrease in Accrued Income Taxes	(19.1)
Net Decrease in Pension Assets, net of Liabilities	8.4
Net Decrease in Other Long-Term Assets, net of Other Long-Term Liabilities	10.0
Net Cash Provided by Operating Activities (d)	$420.7

The accompanying notes are an integral part of these financial tables.

IMS Health

NOTES TO FINANCIAL TABLES

a) Reference to Constant-Dollar Growth (non-GAAP). “Constant-dollar growth (non-GAAP)” rates eliminate the impact of year-over-year foreign currency fluctuations (Tables 1 and 2). IMS reports results in U.S. dollars but does business on a global basis. Exchange rate fluctuations affect the rates at which IMS translates foreign revenues and expenses into U.S. dollars and have important effects on results. In order to illustrate these effects, IMS provides the magnitude of changes in revenues and operating income in constant-dollar terms. IMS uses results at constant-dollar rates for purposes of global business decision-making, including developing budgets and managing expenditures. IMS management believes this information, when read together with U.S. GAAP results, facilitates a comparative view of business growth. Constant-dollar rates are not prepared under U.S. GAAP and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results. The method IMS uses to prepare constant-dollar rates differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

b) Revenue and operating expenses in 2007 reflect reclassifications to make them comparable with the 2008 presentation.

c) Net income, fully diluted EPS and, where applicable, Operating income for the three and twelve months ended December 31, 2008 included the following notable items:

  In Selling and administrative expenses, $3.7 million of expense ($2.4 million net of taxes, or $0.01 EPS impact for the twelve months ended December 31, 2008) recorded in the three months ended September 30, 2008 related to the Voluntary Disclosure Program at the Company’s Government Solutions subsidiary as discussed in Note 7 of the Company’s Form 10-Q for the quarterly period ended September 30, 2008.
  In Severance, impairment and other charges, a $9.4 million restructuring charge ($6.9 million net of taxes, or $0.04 EPS impact for the three and twelve months ended December 31, 2008) recorded in the three months ended December 31, 2008 for the write-off of certain capitalized software assets resulting from the discontinuation of certain IMS products at the end of 2008.
  In Other expense, net, a $16.1 million foreign exchange loss ($14.5 million net of taxes, or $0.08 EPS impact for the three and twelve months ended December 31, 2008) related to the liquidation of non-functional currency Venezuelan Bolívars held at the Company’s Swiss operating subsidiary and a $4.0 million gain ($2.6 million net of taxes, or $0.01 EPS benefit for the three and twelve months ended December 31, 2008) related to the sale of certain assets in the Company’s Latin America region, both recorded in the three months ended December 31, 2008.
  In Provision for income taxes, a $20.7 million net tax benefit ($0.11 EPS benefit for the three and twelve months ended December 31, 2008) as a result of a non-U.S. reorganization involving several IMS subsidiaries recorded in the three months ended December 31, 2008. Additionally, in Provision for income taxes, a $3.9 million tax phasing adjustment ($0.02 EPS impact) was reflected in the non-GAAP measures for the three months ended December 31, 2008 arising from the expiration of both a non-U.S. agreement and certain non-U.S. statutes of limitations. Adjusting for these tax items resulted in an effective tax rate of approximately 29% in the non-GAAP measures for the twelve months ended December 31, 2008.
  After adjusting for these items and the phasing of foreign exchange losses ($1.9 million, or $0.01 EPS benefit, net of taxes for the three months ended December 31, 2008), operating income, net income and diluted EPS on a non-GAAP basis would have been $136.0 million and $511.5 million, $90.6 million and $311.7 million and $0.50 and $1.70 for the three and twelve months ended December 31, 2008, respectively.

Net income, fully diluted EPS and, where applicable, Operating income for the three and twelve months ended December 31, 2007 included the following notable items:

  In Severance, impairment and other charges, an $88.7 million restructuring charge ($62.6 million net of taxes, or $0.32 EPS impact for the three and twelve months ended December 31, 2007) recorded in the three months ended December 31, 2007 to strengthen client-facing operations worldwide, increase the Company’s operating efficiencies and streamline its cost structure in response to healthcare marketplace dynamics.
  In Provision for income taxes, a $7.5 million tax provision ($0.04 EPS impact for the twelve months ended December 31, 2007) recorded in the three months ended September 30, 2007 to revalue net deferred tax assets in Germany as a result of a reduction in the statutory German federal tax rate during the third quarter of 2007.
  In Provision for income taxes, a $20.9 million tax benefit during the three months ended March 31, 2007 arising from the settlement of a foreign tax audit and the reorganization of certain subsidiaries. A $5.6 million tax phasing adjustment ($0.03 EPS impact) was reflected in the non-GAAP measures for the three months ended December 31, 2007. This phasing adjustment, which resulted in an effective tax rate of approximately 31% in the non-GAAP measures for the three months ended December 31, 2007, was necessary in order to achieve an effective tax rate of approximately 31% in the non-GAAP measures for the twelve months ended December 31, 2007.
  After adjusting for these items and the phasing of foreign exchange losses ($2.8 million, or $0.01 EPS benefit, net of taxes for the three months ended December 31, 2007), operating income, net income and diluted EPS on a non-GAAP basis would have been $135.7 million and $482.0 million, $83.4 million and $304.3 million and $0.43 and $1.53 for the three and twelve months ended December 31, 2007, respectively.

References are made to results that represent certain U.S. GAAP measures after adjustment to reflect notable items to the extent that management believes adjusting for these items will facilitate better comparisons across periods and more clearly indicate trends. These non-GAAP measures are those used by management for purposes of global business decision making, including developing budgets and managing expenditures. Any such measures presented on a non-GAAP basis are not prepared under a comprehensive set of accounting rules and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results.

d) Reconciliation of Preliminary GAAP Cash Flows from Operating Activities to Non-GAAP Free Cash Flow Twelve Months Ended December 31 (unaudited, in millions)

	2008	Note Reference
Net Cash Provided by Operating Activities (unaudited)	$420.7

Capital Expenditures	(36.4)	2
Additions to Computer Software	(77.6)	2
Proceeds from Sale of Assets	5.3	2
Deferred Income Taxes	11.9	3
Minority Interests in Net Income of Consolidated Companies	(7.7)	4
Net Tax Expense on Stock-Based Compensation	0.5	5
Excess Tax Benefits from Stock-Based Compensation	0.1	5
Net Decrease in Accrued Income Taxes	19.1	3
Net Decrease in Pension Assets, net of Liabilities	(8.4)	6
Net Decrease in Other Long-Term Assets, net of Other Long-Term Liabilities	(10.0)	6

Non-GAAP Free Cash Flow (unaudited)	$317.5	1

Notes:
1

Non-GAAP Free Cash Flow excludes certain amounts to the extent that management believes that exclusion will facilitate comparisons across periods and more clearly indicate trends. Although IMS discloses adjusted Non-GAAP Free Cash Flow in order to give a full picture to investors of the operational performance of its business as seen by management, Non-GAAP Free Cash Flow is not prepared under a comprehensive set of accounting rules and is not a replacement for the more comprehensive information for investors included in IMS's U.S. GAAP results. The method IMS uses to prepare Non-GAAP Free Cash Flow differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

2	Investments in capital assets and software are integral to the ongoing business and operations of the Company and are therefore included as part of Non-GAAP Free Cash Flow.

3	Movements in deferred and accrued income taxes do not necessarily relate directly to current operations and therefore are excluded from Non-GAAP Free Cash Flow.

4	Non-GAAP Free Cash Flow is designed to only include IMS's share of Net income from consolidated subsidiaries.

5	Tax benefits and expenses from stock-based compensation are excluded from Non-GAAP Free Cash Flow as they are considered to be financing activities.

6	Pension assets and liabilities and other inherently long-term assets and liabilities are not viewed as part of current operations and are therefore excluded from Non-GAAP Free Cash Flow.
Amounts presented in the financial tables may not add due to rounding.

These financial tables should be read in conjunction with IMS Health’s filings previously made or to be made with the Securities and Exchange Commission.

CONTACT:
IMS Health
Investor Relations
Darcie Peck, 203-845-5237
dpeck@imshealth.com
or
Communications
Gary Gatyas, 610-834-4596
ggatyas@us.imshealth.com